PROSPECTUS SUPPLEMENT NO. 7 (TO PROSPECTUS DATED OCTOBER 8, 2020)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-245405

200,000 Units, Each Consisting of

One 7.75% Series A Cumulative Convertible Preferred Share and

Eight Warrants, Each Warrant Exercisable for One Common

Share for a Total of up to 1,600,000 Common Shares Underlying the Warrants

Pyxis Tankers Inc.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated October 8, 2020 (“Prospectus”) of Pyxis Tankers Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (No. 333-245405).

On July 12, 2021, the Company filed on Form 6-K with the U.S. Securities and Exchange Commission as set forth below.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common shares, 7.75% Series A Cumulative Convertible Preferred Shares, and Warrants are listed on the Nasdaq Capital Market under the symbols “PXS,” “PXSAP” and “PSXAW,” respectively.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 21 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

**REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 OF
THE SECURITIES EXCHANGE ACT OF 1934**

For the month of: July 2021

Commission File Number: 001-37611

Pyxis Tankers Inc.

**59 K. Karamanli Street
Maroussi 15125 Greece
+30 210 638 0200**
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [X] Form 40-F [ ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): [ ].

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): [ ].

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's "home country"), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.